PAST OFFERINGS



KAWS

COMPANION (DETAIL OF CROWD SHOT) · 20

Brian Donnelly, also known as KAWS, has b
a global phenomenon for his appropriatio
culture iconography.

100% PROGRESS

SOLD OUT
STATUS

$1,518,0
INITIAL OFFERI

$2,000,000
APPRAISED VALUE

B ARTIST MARKET SCORE

OFFERING CIRCULAR

SOLD OUT



$700,000
APPRAISED VALUE

B ARTIST MARKET SCORE

OFFERING CIRCULAR

SOLD OUT



Kusama

NETS T.I.T. · 2001

sama (b. 1929, Japan) has spent her
areer working in various media, including
sculpture and immersive installations.

GRESS

SED

$1,210,000
INITIAL OFFERING

$1,500,000
APPRAISED VALUE

A ARTIST MARKET SCORE

OFFERING CIRCULAR

CLOSED

×

$2,000,000
APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal

MASTERWORKS



KAWS

SOLD OUT

Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.

DEAL TERMS
HISTORICAL RETURNS
BIOGRAPHY
MEDIA
DOCUMENTS


KAWS
COMPANION (DETAIL OF CROWD SHOT)
2000

WHY WE LIKE THIS PAINTING


Kaws Webinar 07-27-20
from Masterworks.io
The work features a 24.1% discount to the pre-sale appraisal and 34.0% discount to the most similar auction sale
2. KAWS' most sought after works feature his highly recognizable fictional characters. Featured here is 'Companion', one of the artist's signature motifs that was first based off of Walt Disney's Mickey Mouse in the 1990s.
3. In June of 2019, another work featuring 'Companion', titled NYT (COMPANION CLOSE UP) Brown (2013), sold at auction for $2.3 million, and closely matches the large scale and graphic precision of our current offering.
4. 9 out of 10 of the artist's top auction records were set in 2019, demonstrating a significant rise in the artist's market and strong demand
KAWS
COMPANION
33:43
vimeo

42.7%

PRICE APPRECIATION OF SIMILAR WORKS FOR KAWS

Learn more about price appreciation, and view our important disclosures

As with most of Kaws' best works, the figures in the Painting are appropriated from popular culture and reworked in his signature style. 'Companion (Detail of Crowd Shot)' is one of the most recognizable motifs by the artist and has been a fixture in his work since the late 1990s.

The character was inspired by Walt Disney's 'Mickey Mouse', a staple of popular culture, and the early versions paired the cartoon character's body with a skull and crossbones for his head with 'X' eyes. Therefore, the Painting is part of a highly desirable body of work that reimagines these iconic characters, through painting, sculpture, installations, and artificial reality. The matte finish of the canvas heightens the flattened, cartoonish effect of the Painting and conveys the unique aesthetic sensibilities of the artist. The Painting is representative of what Kaws has been able to accomplish as an artist and his ability to straddle the worlds of street art, fashion, and high-end art with his bold and unapologetic style.

Deal Terms

THE PAINTING

Companion (Detail of Crowd Shot)

Masterworks agreed to acquire 'Companion (Detail of Crowd Shot)', which measures 68 inches by 48 inches, at Phillips Evening Sale of 20th Century and Contemporary Art in New York on July 2, 2020.



Companion (Detail of Crowd Shot)
2000
signed, titled and dated "KAWS.. 00 Companion (Detail of Crowd Shot)" on the reverse
acrylic on canvas
67 ½ × 47 ½ in. (171.5 x 120.7 cm)

PRICE APPRECIATION OF SIMILAR WORKS BY KAWS

42.7%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Kaws with the following criteria: paintings that feature either a Companion, Kurf or Kaws bob and contain large flat passages, painted between 2000 and 2013, excluding black monochrome paintings, at least 48 inches by 48 inches in size and no larger than 72 inches by 96 inches (regardless of orientation). The data was sourced from publicly available auction records and does not include private sales. The set of similar works includes a painting acquired by Masterworks 008, LLC at the Phillips 20th Century & Contemporary Art Evening Sale held on February 13, 2020 for £900,000 ($1,168,065). Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring on or prior to July 2, 2020 and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

APPRAISED VALUE

$2,000,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

AUCTION HOUSE ESTIMATE

$1,200,000 – $1,800,000

This painting was given a low and high estimate, representing the opinion of the auction house's experts about the range in which the painting might sell at auction. Estimates are based on the examination of an item and recent auction records of comparable works. Investors are cautioned not to put undue emphasis on auction house estimates.

OFFERING SIZE

$1,518,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by KAWS



$2.75m
$2.50m
$2.25m
$2m
$1.75m
$1.50m
$1.25m
$1m
$750k
$500k
$250k
$0
2013
2016
2019

Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Kaws with the following criteria: paintings that feature either a Companion, Kurf or Kaws bob and contain large flat passages, painted between 2000 and 2013, excluding black monochrome paintings, at least 48 inches by 48 inches in size and no larger than 72 inches by 96 inches (regardless of orientation). The data was sourced from publicly available auction records and does not include private sales. The set of similar works includes a painting acquired by Masterworks 006, LLC at the Phillips 20th Century & Contemporary Art Evening Sale held on February 13, 2020 for £900,000 ($1,168,065). Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring on or prior to July 2, 2020 and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*



Untitled

Auction House	Sotheby's
Sales Date	Nov 14, 2013
Year	2006
Sold For	**$293,000**



Untitled

Auction House	Phillips
Sales Date	Mar 6, 2014
Year	2008
Sold For	**$257,000**



Fury

Auction House	Christie's

Historical KAWS Returns

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale. In the case of mid to late career artists, returns have been compiled from the beginning of the artist's auction market.



PURCHASE PRICE
≈ $3,325

SALE PRICE
≈ $64,482

SALE PRICE
≈ $146,986

SALE PRICE
≈ **$151,779**

GROSS RETURN
▲ **45.65x** (4 years)



PURCHASE PRICE
≈ $10,772

SALE PRICE
$125,000

GROSS RETURN
▲ **11.6x** (8 years)



PURCHASE PRICE
$430,000

SALE PRICE
$3,855,000

GROSS RETURN
▲ 8.97x (3 years)



PURCHASE PRICE
$88,900

SALE PRICE
≈ **$412,880**

GROSS RETURN
▲ 4.64x (7 years)

MORE RESULTS

Biography

Brian Donnelly, better known as Kaws (stylized as KAWS), was born in New Jersey in 1974. Donnelly became interested in graffiti at a young age and adopted the intentionally nonsensical tag 'KAWS' as his moniker. After he graduated from the School of Visual Arts (SVA) in New York with his BFA in 1996, Donnelly rose to prominence as a street artist and designer of toys based on his token characters. Despite his growing mainstream fame, it took years for the art world to notice: 'my trajectory has been from the bottom up,' Donnelly told the New York Times in an interview.

Kaws follows a tradition inherited from the first generation of New York street artists whose inimitable style helped them transition from street art to auction mainstays and household names: Jean-Michel Basquiat and Keith Haring, who had also attended SVA. In the last three years, the art market has caught up with pop culture and demand for Kaws' work has grown on a global scale. In fact, over a third of auction sales for Kaws' work in 2019 occurred in Hong Kong. The most desirable works by Kaws feature his signature fictional characters, as evidenced by the auction record set for the artist in April 2019 with the sale of *The Kaws Album* (2005) for $14,772,676. Works by Kaws can be found in major collections around the world, including the High Museum of Art in Atlanta, the Modern Art Museum of Fort Worth, the Rosenblum Collection in Paris, and the Brooklyn Museum of Art, which will be mounting the artist's first retrospective in the United States in 2021.

2019 TOTAL AUCTION SALES (HAMMER PRICE)
$108,445,628

2019 NUMBER OF LOTS SOLD
928

Media





Documents

Offering Circular	Official Filing on SEC.gov
Appraisal	Companion (Detail of Crowd Shot) Appraisal
Provenance	The Artist Private Collection Anon. sale, Phillips New York, 2 July 2020, lot 8. Acquired from above sale by Masterworks
Further Reading	Phillips 20th Century and Contemporary Art Evening Sale, New York Auction, July 2, 2020 (please note that the information from the above is to not be construed as part of our offering materials)

Important Disclosures

The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

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Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

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Certain Masterworks associated persons may solicit in connection with Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC MEMBER: FINRA / SIPC ("IndeBrokers"), or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1. Masterworks.io and its affiliates are independent and unaffiliated with IndeBrokers. To check the background of IndeBrokers and its representatives, visit FINRA's **BrokerCheck**. IndeBrokers is located at 485 Madison Ave, 15th Floor, New York, NY 10022. **Form CRS**.

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For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

MASTERWORKS features KAWS.



MASTERWORKS

Source: Phillips

July 27, 2020

PLEASE SEE PAGES 20-29 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION"

Art Market Updates

Attractive Uncorrelated Performance

20-Year Annualized Performance

Contemporary Art Market vs. Selected Asset Classes: 1999-2019 [1][2]


Contemporary Art
Gold
US Corporate Bonds
Global Equities
Oil
US Real Estate
8.7%
8.6%
6.1%
5.0%
4.4%
3.9%
0.0%
2.5%
5.0%
7.5%
10.0%
20-Year Annualized Return
Index Featured in
THE WALL STREET JOURNAL.

20-Year Correlation Factor

Contemporary Art Market [1] vs. Selected Asset Classes: 1999-2019 [1][2]


0.15
(0.29)
0.16
0.19
0.28
(0.50)
0.00
0.50
20-Year Correlation with Contemporary Art
Low Correlation
Added Diversification
Lower Portfolio Volatility

Sources: Internal Masterworks analysis based on repeat sale regression (3-stage generalized least squares method). FRED (St. Louis Federal Reserve). MSCI Database. Yahoo Finance.

Notes: Returns measured through year-end 2019. Art market data updated as of January 22, 2020

1. Masterworks internal analysis based on OLS regression of repeat-sale auction pairs from 1985 to 2019. Includes artists within the Post-War and Contemporary category as defined by the applicable auction house
2. There are significant differences between the asset classes presented. For additional information, see Important Disclosures

Masterworks Artists Outperform the S&P

Artwork	Image	Date Range of Similar Sales (Earliest to Most Recent Similar Sale)	Range of Years	Annualized Appreciation Rate of Similar Sales	Annualized S&P 500 Total Return	Difference
KAWS, COMPANION (Detail of CROWD SHOT), 2000		December 2012 - July 2020	8 Years	42.7%	13.3%	+29.4%
George Condo, Staring into Space		December 2012 - July 2020	8 Years	18.8%	13.6%	+5.2%
Joan Mitchell, Rhubarb		December 1985 - June 2020	35 Years	14.2%	10.6%	+3.6%
Yayoi Kusama, Infinity Nets TIT		December 2005 - April 2020	14 Years	20.4%	8.3%	+12.1%
Pierre Soulages, Peinture		December 2006 - April 2020	13 Years	19.7%	7.5%	+12.2%
Cecily Brown, Girl Trouble		December 2005 - February 2020	14 Years	15.8%	9.6%	+6.2%
Jean Michael Basquiat, The Mosque		December 1991 - February 2020	28 Years	17.5%	9.9%	+7.6%
KAWS, Far Away Friends		December 2013 - February 2020	6 Years	44.5%	12.6%	+31.9%
Sam Gilliam, Tracing		December 1999 - April 2020	20 Years	32.9%	5.0%	+27.9%

Sources: Masterworks 006, 007, 008, 010, 011, 012, 014, 016, 013 LLC offering circulars. Yahoo finance

Notes: HISTORICAL APPRECIATION RATES MAY NOT BE INDICATIVE OF FUTURE APPRECIATION RATES AND APPRECIATION RATES ARE NOT A PROXY FOR RETURNS ON MASTERWORKS SHARES, WHICH WILL BE AFFECTED BY FEES AND EXPENSES

1. Implied historical price appreciation for similar sales to Pierre Soulages, Peinture from December 31, 1991 to April 16, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 011, LLC Offering Statement here
2. Implied historical price appreciation for similar sales to Sam Gilliam, Tracing from December 31, 2006 to April 6, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 010, LLC Offering Statement here
3. Implied historical price appreciation for similar sales to KAWS, *Far Away Friends* from December 31, 2013 to February 14, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 008, LLC Offering Statement here
4. Implied historical price appreciation for similar sales to Jean-Michel Basquiat, *Girl Trouble* from December 31, 1991 to February 14, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 006, LLC Offering Statement here
5. Implied historical price appreciation for similar sales to Cecily Brown, *Girl Trouble* from December 31, 2005 to February 14, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 007, LLC Offering Statement here
6. Implied historical price appreciation for similar sales to Yayoi Kusama from December 31, 2005 to April 30, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 007, LLC Offering Statement here
7. Implied historical price appreciation for similar sales to Joan Mitchell, *Rhubarb* from December 31, 1985 to June 29, 2020 (most recent similar sale). Annualized S&P Total Return shown over same period. Please see link to Masterworks 014, LLC Offering Statement here
8. Implied historical price appreciation for similar sales to George Condo, *Staring into Space* from December 31, 2013 to July 7, 2020 (acquisition of the Painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 016, LLC Offering Statement here
9. Implied historical price appreciation for similar sales to KAWS, Companion from December 31, 2012 to July 2, 2020 (acquisition of the Painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 013, LLC Offering Statement here

MASTERWORKS

Current Outlook

1. June/July evening sales at Christie's, Sotheby's and Phillips totalled $825.2 million and set 20+ artist records
2. Seizing the momentum, Sotheby's has planned another evening sale tomorrow in London.
3. The sale features six lots priced over $10 million, including two from billionaire Ronald Perelman.
4. The top lot by Miró is poised to sell for at least $30 million.

What soaring auction prices say about the Covid-19 economy

Fine art and famous sneakers are flying out the door as the rich get richer

FINANCIAL TIMES



Bloomberg

Billionaire Perelman to Sell Matisse, Miro Works for $53 Million

Source: Sotheby's, Phillips, Christie's, Bloomberg, Financial Times

Masterworks Secondary Market

Secondary Market Now Open

Available for each deal 90 days after offering close

Currently Available:

Andy Warhol, *1 Marilyn Reversal*

Banksy, *Mona Lisa*

Alex Katz, *Maxine*

Jonas Wood, *Hammer 5*

Upcoming:

KAWS, *Far Away Friends*



$0.00
Buy MW001
Sell MW001
History of Direct Transactions
Accept Offer
Counter Offer
$20.10
500
$10,050.00
$10,050.00
Deposit Funds
CONFIRM
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Offering Overview

Masterworks 013, LLC (KAWS, *COMPANION (Detail of CROWD SHOT)*, 2000)

THIS SUMMARY DOES NOT CONTAIN ALL INFORMATION THAT IS INCLUDED IN THE OFFERING STATEMENT ON FILE WITH THE SEC. INVESTORS SHOULD CONSULT THE OFFERING STATEMENT PRIOR TO MAKING AN INVESTMENT DECISION. PLEASE SEE LINK TO OFFERING CIRCULAR HERE

PLEASE SEE PAGES 20-29 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION".

Offering Overview



KAWS
COMPANION
(Detail of CROWD SHOT), 2000
acrylic on canvas
68 in × 48 in

MASTERWORKS

Offering Summary

Issuer	Masterworks 013, LLC (Delaware)
Offering Amount	$1,518,000
Price per Share	$20.00
Pre-Sale Appraisal (1)	$2,000,000
Artist Market Risk (2)	B
Offering Status	Open for Investment
Offering Circular	LINK AVAILABLE HERE

Notes:
1. Appraisal conducted by Masterworks, based in part on an appraisal obtained by an independent third-party appraisal firm.
2. Refer to Annex A for detailed disclosure on Masterworks' artist market risk scoring methodology

Artist Background

1. Brian Donnelly (b. 1974), known as KAWS, has become an international pop-culture phenomenon across street art, fashion and high-end art, with a dedicated following built from the ground up.

2. Like Keith Haring and Jean-Michel Basquiat, KAWS emerged as a street artist and has developed success in the highest tier of the market.

3. KAWS' works are in major museum collections, and an exhibition spanning the artist's 25-year career recently closed at The National Gallery of Victoria in Australia. An upcoming retrospective is planned at the Brooklyn Museum of Art for 2021.

4. His fictional characters are appropriated from pop-culture and attract global demand. A third of his total auction sales from 2019 were made in Hong Kong, including his artist record of $14.8 million for 'The Kaws Album'.

Source: Masterworks 013, LLC Offering Statement, Christie's

Why We Like This Painting

1. This work features a **24.1% discount** to the pre-sale appraisal and **34.0% discount** to the most similar auction sale[1]

2. KAWS' most sought after works feature his highly recognizable fictional characters. Featured here is 'Companion', one of the artist's signature motifs that was first based off of Walt Disney's Mickey Mouse in the 1990s.

3. In June of 2019, another work featuring 'Companion', titled *NYT (COMPANION CLOSE UP) Brown* (2013), sold at auction for $2.3 million, and closely matches the large scale and graphic precision of our current offering.

4. 9 out of 10 of the artist's top auction records were set in 2019, demonstrating a significant rise in the artist's market and strong demand for his popular characters.



KAWS
COMPANION
(Detail of CROWD SHOT), 2000
acrylic on canvas
68 in × 48 in

Source: Masterworks 013, LLC Offering Statement, Masterworks Research, Christie's
Notes: (1) Similar auction sale refers to the sale of "NYT (COMPANION CLOSE UP) Brown" (2013), which sold for £1,811,250 ($2,299,081) at Christie's on June 25, 2019.

Similar Sale Price Performance

Summary of Historical Sales of Similar Works (1) (2)

Selected works of KAWS' paintings that were painted between 2000 and 2013 and are at least 48 inches by 48 inches and no larger than 72 inches by 96 inches.

42.7% annual growth in similar sales prices (3)



$293,000
$257,000
$293,000
$269,000
$235,500
$670,439
$1,348,952
$614,894
$1,123,378
$2,655,000
$2,660,000
$2,299,081
$2,180,000
$1,194,832
11/14/2013
3/6/2014
9/23/2014
5/8/2016
5/18/2017
5/27/2018
10/5/2018
3/6/2019
3/7/2019
5/15/2019
5/16/2019
6/25/2019
11/14/2019
2/13/2020

Sources: Masterworks 013, LLC Offering Statement, Internal Masterworks analysis. Public auction house records. ArtPrice

Notes:

1. Purchase and sale prices are shown with auction house buyer's premium, but exclude any sales taxes, VAT, artist resale right fee or other charges assessed by the auction house. If applicable, prices converted to US dollars based on the prevailing exchange rate as of the date of the transaction
2. Similar sales comprise selected works Selected works of KAWS' paintings that were painted between 2000 and 2013 and are at least 48 inches by 48 inches and no larger than 72 inches by 96 inches. The set of similar works includes a painting acquired by Masterworks 008, LLC at the Phillips 20th Century & Contemporary Art Evening Sale held on February 13, 2020 for £900,000 ($1,168,065).
3. Implied compounded annual growth rate based on regression of realized prices shown and transaction date. Implied growth rate does not include the acquisition of the Painting on July 2, 2020. The implied growth rate including the acquisition of the Painting is 40.9%. Similar sales data is current through July 2, 2020 and does not reflect results of auctions held subsequent to such date.

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Our Acquisition Process

1. Our Acquisitions team had reviewed **more than thirty works** by KAWS **over the last nine months**, including sculpture in addition to paintings.
2. Other large-scale paintings by KAWS had been offered to us privately for **more than $2 million.**
3. Masterworks seized the opportunity to provide this work by KAWS, which features a **24.1% discount** to the pre-sale appraisal and **34.0% discount** to the most similar auction sale.[1]

Source: Masterworks 013, LLC Offering Statement
Notes:
1. Discounts shown relative to the offering amount ($1,518,000). Most recent similar sale deemed to be *NYT (COMPANION CLOSE UP)* Brown sold on June 25, 2019.

Examples of Works We Passed On

Title, Year	Image	Asking Price (1)	Notes from Acquisitions
Projector, 2010		$600,000	Although features Kaws bob, composition is cropped
Untitled (MBFR7), 2015		$700,000	This series is not indicative of KAWS' best work.
VANQUISHED, 2016		$860,000	Not representative of the artist's best-selling fictional characters.
TALK BACK, 2013		$970,000	Not representative of the artist's best-selling fictional characters.

Source: Sotheby's, Phillips, Christie's

Notes: Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

1. Asking price calculated by pre-sale mid-estimate of auction estimate, or if sold at auction the price including the buyer's premium, rounded to the nearest ten thousand.

Auction Market Growth

KAWS Auction Market Summary (1) (2)

Total Auction Hammer Prices and Average Hammer Prices since 2000


$99.9 million in total sales since 2010 (1)
$14.8 million record price achieved in April 2019
152.2% annual growth in total sales (1)
51.0% annual growth in average hammer prices (2)
42.0% artist market return (3)
Total Hammer Sales ($ millions)
80
60
40
20
-
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2,000
1,500
1,000
500
-
Average Hammer Price ($ thousands)
Total Hammer Sales
Average Hammer Price

Source: Masterworks 013, LLC Offering Statement, ArtPrice

Notes:

1. Based on auction sales of paintings as tracked by ArtPrice. Shown as hammer price, excluding buyer's premium. Excludes any sales tax, VAT, artist resale rights or other charges assessed by the auction house. Data shown through 2019 as of December 31, 2019
2. Average hammer sale price, excluding buyer's premium. Excludes any sales tax, VAT or artist resale rights. Data shown through 2019 as of December 31, 2019
3. Median annualized return realized by a repeat auction sale across all observed pairs by the artist across all time periods as tracked in the Masterworks repeat sales database

Top Prices Achieved



$6.0 million

The Walk Home (2012)

68 in x 86 in

(Phillips, New York, 2019)



$7.4 million

Untitled (Kimpsons #1) (2004)

108 in x 96 in

(Sotheby's, Hong Kong, 2019)


THE KAWS ALBUM
KIMPSONS

$14.8 million

THE KAWS ALBUM (2005)

40 in x 40 in

(Sotheby's, Hong Kong, 2019)

Source: Sotheby's, Phillips

MASTERWORKS **Notes:** Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

Why Prices Could Grow

1. KAWS has been experiencing robust market growth over the last few years as the art world and the market catch up to his global popularity. He's currently represented by Skarstedt Gallery.
2. Growing institutional support for KAWS continues with a retrospective at the Brooklyn Museum of Art planned for 2021. His first in the United States.
3. KAWS' diverse practice drives headlines. His major installations are unforgettable and widely reported. He works on the cutting edge with augmented reality (AR), finding new ways to connect with his wide audience on many different levels.
4. His recent collaboration with Travis Scott on the album art for *The Scotts,* the April 2020 single which broke Spotify's record for #1 stream with 7.45 million streams, and demonstrates his continual growth as a prominent figure in mass culture.

Source: Masterworks 013, LLC Offering Statement

Questions?

Contact



Scott Lynn
slynn@masterworks.io



Nigel Glenday
nglenday@masterworks.io

Important Disclosure Information

Summary Investment Terms

Investment Vehicle	Masterworks 013, LLC (Delaware)
Manager	Masterworks Administrative Services, LLC
Offering Amount	$1,518,000 (Class A Shares)
Price per Share	$20.00 per Class A Share
Investor Eligibility	Open to anyone, including non-accredited investors
Fees	1.5% annually payable in newly issued Class A shares 20% profits interest (Class B Shares)
Expenses	One-time true-up reimbursement of 10% covering asset acquisition, due diligence, syndication, organizational, regulatory compliance, professional fees, capital commitment and other transaction costs
Term	Indefinite. Masterworks controls the sale of the underlying asset
Interim Liquidity	Bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market," commencing on or after the three-month anniversary of the closing of this Offering
Liquidity Sale	Masterworks to sell underlying asset after 7 years if no liquidity option is available to investors
Tax Treatment	K-1 for US taxpayers. Ordinary income on sale of painting. Capital gains on sale of shares. Passthrough treatment for non-US taxpayers

Other Art Investment Details

Acquisition	Phillips, New York, 20th Century and Contemporary Art Evening Sale, 2 July 2020
Storage	Delaware Freeport or Masterworks Headquarters (NYC)
Insurance	Lloyd's of London (Ark Syndicate Management)

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting is unique and historical performance of the similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance. Important Disclosure.

In these materials we may present comparisons of Artwork to other asset classes, however any such comparison is of limited value due to the fact that there are significant differences between these asset classes. Artwork is held exclusively for capital appreciation, similar to Gold and most private equity investments. By contrast, U.S. T-Bills and U.S. Government Bonds are held primarily for current yield, though their value changes with changes in prevailing market interest rates. The S&P 500, which represents a collection of stocks, Hedge Funds and Real Estate are typically held for a combination of current dividend yield and capital appreciation. Oil is a commodity that is traded by speculators and end users. Stocks, U.S. Government Bonds, U.S. T Bills, Oil and Gold are highly liquid and valuation is driven by price discovery through continuous trading among large and diverse pools of capital. Artwork, Real Estate, investments in Hedge Funds and Private Equity, all represent unique opportunities and are typically relatively illiquid. These types of investments are therefore more difficult to value and price than assets that trade regularly. In addition, the costs of art ownership and buying and selling artwork may differ materially from ownership and transactional costs associated with investing in the other asset categories presented in the table.

Important Disclosure Information (Continued)

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as A chart or graph relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Historical Art sales price data is used for comparative modelling purposes only. Each painting is unique and historical performance of selected artwork is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced in these materials or on the Site. There is no current market for any securities referenced in these materials or on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the data presented for similar works.

Masterworks strongly cautions investors not to place undue reliance on data presented for similar works.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available at https://www.masterworks.io/about/disclaimer

Important Disclosure Information (Continued)

YOU MUST READ THE DOCUMENTS FILED WITH THE SEC, INCLUDING THE OFFERING STATEMENT FOR A PARTICULAR INVESTMENT, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION MASTERWORKS PROVIDED IN THIS PRESENTATION, AND COULD DIFFER IN IMPORTANT WAYS.

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

Masterworks, LLC is located at 497 Broome St., NY, NY 10013

Annex A

Masterworks Artist Market Risk Profile

Introduction. Materials may include references to "artist market risk profile". Our objective is to group artists based on the size, consistency and trends in their individual markets to facilitate a generalized comparative assessment of a given artist's market risk relative to other artists. We've created three broad categories of artists: (i) those with "reduced" market risk, (ii) those with "moderate" market risk and (iii) those with "elevated" market risk.

We define an artist's "*market risk profile*" as the estimated relative variability of return performance among artwork sold in a given artist's market in aggregate, including historical frequency of capital loss, as measured by certain characteristics of the overall auction market for the artist's work. Importantly, an artist's "*market risk profile*" does not account for risks relating to the art market in general nor does it measure the expected variability in financial performance for an individual artwork or account for factors that are specific to an individual artwork or transaction, including price paid for a work and speed of re-sale.

General Premise. Artists with more extensive and sustained auction market activity and lower historical frequency of capital loss tend to exhibit lower levels of future re-sale and return performance risk (all things being equal). Reasons for this include:

- A relatively higher volume of artwork sold each year provides more comparable sales data, which facilitates pricing confidence.
- A relatively higher volume of artwork sold each year (as well as sustained high average price points) generally indicates greater levels of collector interest/demand and generates higher confidence in the future resale potential of an artwork.
- Artists who have achieved high average price points over a sustained period tend to have higher potential for longer-term market durability (e.g., lower incidence of an artist market "disappearing" or materially drying up altogether).
- Lower percentages of repeat-sale losses (i.e. sales at a price below the purchase price) are generally indicative of a more sustainable market for the artist and higher confidence in the future resale potential of an artwork.

Methodology. To categorize artists by market risk, we first generate a target artist list comprised of artists who are in the top 500 based on sales dollar volume for the last full calendar year for which auction data is available and are in the Masterworks Repeat Sales Database. Next, we generate a raw score for each such artist based on the following criteria on a scale of 1-3:

	Artist Market Raw Score		
	1	2	3
Market Criteria			
Auction History	20+ years	5+ years	<5 Years
Annual Sales (Total)	$100mm+	$10mm+	<$10mm+
Average Price	$1mm+	$250k+	<$250k+
Lots Sold	500+	50+	<50+
Career Stage	Deceased	N/A	Still Producing
% Loss Sales (1)	< 20%	20% - 50%	>50%

Note: % Loss Sales are included for artists with 30 or more repeat sale pairs. Artists with less than 30 repeat sale pairs are automatically assigned a raw score of 3 for this criteria

Masterworks Artist Market Risk Profile (Cont'd)

Methodology (Cont'd).

Calculate the weighted average raw score for each artist to derive a final score based on the following weights. Lower weightings are assigned to non-sales metrics (auction history and career stage)

Auction History	10.0%
Career Stage	10.0%
Annual Sales (Total)	20.0%
Average Price	20.0%
Lots Sold	20.0%
% Loss Sales (1)	20.0%

Lastly, we categorize the artists based on the raw scores:

Reduced	Raw Score less than 2
Moderate	Raw Score equal to or greater than 2 and less t
Elevated	Insufficient data available or artist not included i

Note:
Masterworks may use its discretion to adjust the grouping of a particular artist or the weighting of a particular criteria based on certain qualitative factors if it determines that a purely mathematical result would be distortive or manifestly inappropriate (e.g., artists with well-established names, but who rarely appear at auction).

Data Sources

- Top 500 artists by sales for the last full calendar year for auction data is available per ArtPrice (for total market data)
- Masterworks Repeat Sales Database (for returns data)
- All data is sourced from public auction results and does not include private sales activity.

Masterworks Artist Market Risk Profile (Cont'd)

Observations / Conclusion. On average, reduced market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than moderate market risk profile artists and moderate market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than elevated market risk profile artists.

Reduced market risk profile artists appear to generally exhibit lower variability in returns relative to moderate market risk profile artists and moderate market risk profile artists appear to generally exhibit lower levels of variability in returns as compared to elevated market risk profile artists, as evidenced by:

- Narrower standard deviation around average historical returns
- Wider absolute range of historical returns
- Lower frequency of repeat sales that have resulted in a negative return

Important Limitations. Each artwork is unique and the resale performance on any given artwork may differ materially from another artwork produced by the same artist. Accordingly, an artist's market risk profile may not accurately assess the resale risk or performance of an individual artwork by such artist. In addition, the artist market risk profile classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk and does not purport to assess general market risks to the overall art market or any segment thereof. In addition, we intend to evaluate artists on an annual basis and we expect that artists in a given grouping in one year may not remain in that grouping in subsequent years. We also may alter our grouping methodology over time as we gain additional insight. We believe that an artist's market risk is a relevant factor in an overall assessment of the risk of investing in artwork produced by a particular artist, but there are numerous other risks to be considered before investing in a particular artwork. An artist's market risk profile is not intended to express an opinion, evaluation or assessment of the risk involved in investing in any particular securities offered by Masterworks.

Lastly, the data used to create the artist market risk profiles is historical in nature and past performance is not indicative of future performance. Investors are cautioned not to place undue reliance on the artist market profiles appearing in our materials.

PALL MALL
ART ADVISORS

Pall Mall Art Advisors
Eight Tower Bridge
161 Washington Street
Third Floor, Suite 320
Conshohocken, PA 19428

INVENTORY & VALUATION

Of items instructed by

Nigel Glenday, Masterworks

Seen via photographs

497 Broome St., New York, NY 10013

Made for the purpose of

Fair Market Value

Date of Inspection: June 15, 2020

Effective Date of Appraisal: June 15, 2020

Report Date: June 24, 2020

Ref: APP3486166

June 24, 2020

Nigel Glenday, CFO
Masterworks
497 Broome St.
New York, NY 10013

Dear Mr. Glenday,

As you requested, I conducted an appraisal inspection via photograph on June 15, 2020 of items of personal property requested by Masterworks. The property was identified to me as belonging to a Private Owner. Values are effective as of the appraisal date, stated to be June 15, 2020. The objective of the appraisal was to determine the fair market value of the listed items for acquisition purposes. This report is not valid for any other purpose; any other use renders appraisal null and void. Values stated do not reflect any expenses which might be incurred should these items be sold such as advertising costs or selling commissions. This appraisal can be used and relied upon by the client, Masterworks, care of Nigel Glenday. Use of this report by others is not intended.

In summary, the Fair Market Value of all appraised items total $2,000,000.

The definition of fair market value is set forth in IRS Section 1.170 and 20.2031-1 which states that: "The Fair Market Value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." (According to Technical Advisory Memorandum [TAM] 9235005 [May 27, 1992], fair market value should include the buyer's premium) 20.2031 (b) continues "the fair market value of an item of property includible in the decedent's gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly sold to the public, taking into account the location of the item wherever appropriate. Thus, in the case of an item of property includible in the decedent's gross estate, which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A-13(c)(3)(1988). The source for this definition of fair market value is IRS Section 1.170 and 20.2031 (b) and Treasury Regulation Section 1.170A-13(c)(3)(1988)).

In this appraisal, value has been established by the sales comparison approach. This method of valuation involves comparison of the property with similar items, which have sold within the market that I considered most common for each item. The Income Approach and the Cost Approach were considered and rejected as not applicable to this appraisal. The Income Approach was not considered appropriate because the subject property at present is not income-generating. The Cost Approach was not considered appropriate as there is no need to determine the value of the subject property based on the cost of manufacturing or recreating an identical object at this time.

The scope of work for this appraisal included an examination via photographs of the personal property in the residence, compiling a detailed inventory, researching the various appropriate markets for comparables and writing the resulting appraisal report.

Markets considered, reviewed and researched for recent sales prices of items comparable to those listed include antique dealers, antique shows, galleries, regional, national and international auction houses where such property is most commonly sold to the public. Sources of data for my value conclusions also included online databases, sales by dealer/retailers, or other personal observations. Markets analyzed appeared normal. Because quality, condition, and desirability affect the appropriate market where items would be purchased by the public, I may have considered different markets for different items of personal property depending on the above.

In general, the condition of the items examined was good. Any alterations from original condition or damage beyond what is usual and common for items of similar age are so noted in the appraisal report. Measurements included are determined under field conditions and therefore should be considered approximate.

Unless stated elsewhere, this appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution or authorship is made.

The appraised values are based upon the whole interest and possessory interest, undiminished by liens, fractional interest or any other form of encumbrance or alienation. However, the appraisal is not an indication or certificate of title of ownership. The identification of the ownership interest of the items has been represented to me by my client and no inquiry or investigation will be made nor is any opinion to be given as the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion. These values are not a representation or warranty that the items will realize those values if offered for sale in an appropriate market. The values expressed are based on current information on the date the appraisal was made. No opinion is expressed as to any past value, nor, unless otherwise expressly stated, as to any future value.

Where this appraisal is based not only on the items, but also on the factual data or documentation supplied therewith, this appraisal report shall so state by making reference thereto and, where appropriate, attaching copies.

I certify that to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct to the best of their knowledge.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- I have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.
- I have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the *Uniform Standards of Professional Appraisal Practice.*
- I have inspected the property that is the subject of this report via photographs with documentation provided by the client.
- Roxanne Cohen, Post-War and Contemporary Arts Specialist, provided significant personal property appraisal assistance to the person signing this certification.

With the exception of my client, possession of this report or its copy does not carry with it the right of publication, nor may this report be used for any purpose by anyone other than my client or other authorized users without my previous written consent. If this report is reproduced, copied or otherwise used it must be done so in its entirety including the cover document and all attachments. Furthermore, no change shall be made to any item in this appraisal except by the author.

Photographs and/or digital images are included in this report for reference only.

Should, in conjunction with this appraisal, additional services of the appraiser be requested by the client, their agent, or lawyer, or the courts (such as for added time researching for other value objectives, pre-trial conference, court appearances, court preparations, etc.) compensation for same shall be at the customary hourly rate charged by the appraiser at that time and shall be paid by the client immediately upon receipt of a statement for said work.

I regard all information concerning this appraisal as confidential. I retain a copy of this document along with my original notes, and will not allow others access to these records without the written permission of my client unless so ordered by a court of law.

I regularly perform appraisals for which I receive compensation. My education and experience demonstrating the valuation of the type of property in this appraisal can be found in the Addendum. Because of my background, experience, education and membership in professional associations, I am qualified to make appraisals of the type of property that is the subject of this appraisal.

Anita Heriot/MC 6/26/2020

Anita Heriot, Appraiser Date
USPAP Compliant

INDEX

Paintings and Prints

Paintings and Prints

Seen Via Photographs

001 **KAWS (American, B. 1974)**
Companion (Detail of CROWDSHOT)
2000
Acrylic on canvas
Glazed and framed
67 1/2 x 47 1/2 in.



Market Value:
$2,000,000

Provenance:
Purchased from the artist directly by a private collector (current owner).

Condition:
This painting is in excellent condition overall. The commercially primed cotton duck canvas is unlined. It is taut and in plane on a sturdy seven- member stretcher, with keys in place. The upper half of the reverse exhibit's light golden spots, but these are not at all evident on the face of the picture. The paint layer is structurally sound and stable. Close examination reveals no cracking or loss. There is a very faint 1" diameter spot at lower left (10 -11" from bottom, 10 ½--11 ½" from left) that is slightly darker than the surrounding color. Whether this is inherent -an artist's retouch or an effect originating in the ground layer -or a later phenomenon is unclear.

The tacking margins on the sides of the picture each have a single crease mark caused by the previous stretching on an overly large support. These are just slightly raised and run the length of each side approximately ¼" to ½" back from the face of the picture. The present dimensions are as the artist intended. The unvarnished surface is clean and fresh. Ultraviolet light reveals no restorations. Based on inspection under normal and ultraviolet light conducted June 9, 2020 by Terrence Mahon - Painting

Conservator.
KAWS (Continued)

Valuation Narrative:
In recent years, the primary and secondary markets for KAWS have increased exponentially both with regards to turnover and realized values. This appreciation in value is shared amongst KAWS' most iconic styles (Chum, Companion, Snoopy, the Simpsons, and SpongeBob).

This work represents one of the most iconic images, Companion, where they were not only represented in paintings but also were re-created as a KAWS figurine.

The majority of KAWS works sold in the past on the secondary market have consistently exceeded their pre-sale estimates.

Comparables for Companion (Detail of CROWDSHOT)

Christie's, London, Tuesday, June 25, 2019, Lot 00008, KAWS, "NYT (Companion Close Up) Brown", 2013, acrylic on canvas, 48 x 72 in. Estimate: $1,526,329- $2,289,493; Realized: $2,303,803 (with Buyer's Premium).



Comparables for Companion (Detail of CROWDSHOT) (Continued)

Sotheby's, New York, May 16, 2019, Lot 00058, KAWS, "KURF (HOT DOG)", 2008, acrylic on canvas, 68 x 69 in. Estimate: $1,500,000 - $2,000,000; Realized: $2,660,000 (with Buyer's Premium).



Phillips, New York, November 14, 2019, Lot 00028, KAWS, "GRRR", 2008, acrylic on canvas, 68 x 68 in. Estimate: $1,800,000 - $2,500,000; Realized: $2,180,000 (with Buyer's Premium).



SUMMARY

Report Date:	June 24, 2020
Appraiser:	Anita Heriot
Client:	Masterworks c/o Nigel Glenday
Address:	497 Broome St. New York, NY 10013

Paintings and Prints	$2,000,000
Total	**$2,000,000**

ANITA HERIOT, APPRAISER

EDUCATION
New York University, School of Professional Studies Program in Arts Appraisal, 2005

New York University, School of Education
Completed Masters of Arts in History, spring 1995

New York University Institute of Fine Arts
Completed Coursework in art history, fall 1990

University of London School of Oriental and African Studies
Completed Masters of Arts in Asian Area Studies, fall 1989

Bowdoin College
Bachelor of Arts in Art History and History, spring 1988

ADDITIONAL EDUCATION
Winterthur Federal Furniture Workshop, summer 2004

ART RELATED EXPERIENCE
Member of the Appraisers Association of America, USPAP compliant

Pall Mall Art Advisors
President, North America fall 2011 to present
Senior Fine Art Specialist – With over ten years focus on 19th and 20th century American and Continental Fine Art including the Barbizon school, Realism, Impressionism, Post-Impressionism, Symbolism, Art Nouveau, Secession, Abstract Expressionism and Modern Masters

Samuel T. Freeman & Company
Head of Appraisal Department, fall 2009 to fall 2011

Samuel T. Freeman & Company
Head of English and Continental, fall 2008 to fall 2009

Gurr Johns Masterson
Senior Appraiser, consultant and American Paintings specialist, 2007 to 2008

Private Consulting and Advisory
Specializing in American paintings, 2006-2007

Dawson and Nye Auctions
Philadelphia Representative, fall 2006

Senior Lecturer, The Haverford School
Instructor for course, "Chinese Painting and Evaluation," fall 2006

Russell Ball Endowed History Chair and lecturer
Presented Public lecture on Art Appraisal and Valuation, spring 2006

Heriot Appraisals & Arts Services
Prepared a variety of fine arts appraisals for private clients, 2004 to 2008

Sotheby's New York City
Inventoried and catalogued for Arcade department, fall 1989 to fall 1990
Lectures and Publications
A national sought-after speaker, Anita Heriot has spoken at the Barron's 100 and 500, the Institute for Private Investors, YPO and WPO, over 30 Tiger21 groups, Wells Fargo Private Bank, JP Morgan Private Bank, Morgan Stanley Private Bank and others.

Expert Witness and Litigation
Anita Heriot has assisted in legal cases involving art appraisal and advisory by serving as an expert witness, providing appraisals, inventory reports and criminal cases involving theft.

ROXANNE COHEN

EDUCATION

USPAP (New York) 2018

Sotheby's Institute, New York 2007-2008
M.A (Masters) *Art Business*
Certificate: *Collections Management (2008)*

Manchester University, UK 2000-2003
B.A (Hons) *History of Art and Architecture*

Pall Mall Art Advisors, New York **November 2017 – Present**
Director of Art Advisory (Specialist Post-War and Contemporary Art)
- Drive new business development initiatives, and cultivate/ expand existing client network through strong relationships with galleries, auction houses, insurance companies and private wealth advisors
- Assess, establish and expand collections of solid investment value, by providing expertise on existing collections, and sourcing/ selling relevant works through the private and public art market
- Conduct valuations across the country for insurance, fair-market value and estate planning purposes
- Spearhead analysis of artists' market, and provide intelligence for asset acquisitions
- Consistently research industry trends in an effort to provide clients with the most relevant, long-term investment pieces
- Curate collections from conception to completion, ie: private estate for a new collector establishing an American art collection of 12 pieces and a budget of $500K, within 3 months

CoART Group (Founder **2015 - 2017**
Art Advisor and Curator

CHRISTIE'S, London **2010-2015**
- *Client Advisor, Private Client Group* *(2012-2015)*
- *Evening Sale Admin, Researcher and Assistant to Head of Post-War & Contemporary Art* *(2010-2012)*

PHILLIP'S, New York **2009**
Researcher, Contemporary Department

Patron/Committees

- Ex-Chair of Young British Friends Art Museums Israel (BFAMI)
  - Head of cultural activities and fundraising events for young collectors supporting the Museums of Israel.
- Guggenheim (New York) acquisitions committee
- Serpentine and Tate Museum Patron

STATEMENTS, INDEMNIFICATIONS AND DISCLAIMERS

This appraisal is given, subject to the terms and conditions hereinafter set forth, all of which are a part hereof unless expressly set aside in writing either on the pages of the preamble or by writing attached to the appraisal signed by all parties concerned.

Unless otherwise stated herein, the certificate of appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution, or authorship is made. Although the appraiser is not an authenticator, the appraiser found no reason to question the authenticity of the articles, unless as indicated in the individual description.

To the appraiser's knowledge, scientific and/or laboratory testing has not been performed on any item.

The appraised value is based on the whole ownership and possessory interest undiminished by any liens, fractional interests or any other form of encumbrance or alienation.

This appraisal is made at the request of the parties named for their use. It is not an indication or certificate of title ownership. The identification of the interest of the requesting parties is simply that represented to the appraiser by such parties and no inquiry or investigation has been made nor is any opinion given as to the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion and are not a representation or warranty that the items will realize that value if offered for sale at an auction or otherwise. The values expressed are based on current information on the assigned effective valuation date stated on the cover page of this report. No opinion is hereby expressed as to any future value, nor unless otherwise stated, as to any past value.

Values for articles that are appraised based on photographs or other images are limited to matters apparent from such photographs. The appraiser appraised the condition and appearance of the articles on the basis of careful examination of the images, which may not form a true representative.

The appraiser has considered the highest and best use of the appraised articles with respect to the most appropriate, common, and legal marketplace given the purpose of the appraisal.

The appraiser has no past interest, no present interest, nor any contemplated future financial interest in the appraised property. Nor does the appraiser have any personal interest or bias with respect to the parties involved. This appraisal was done objectively, according to the rules of the IRS (in the Pension Protection Act of 2006 H.R. 4, Public Law 109-280), and in accordance with the 2020-2021 Uniform Standards of Professional Appraisal Practice. Further, the appraiser has no other interest that might tend to prevent making a fair and unbiased appraisal.

This appraisal was researched and prepared by the appraiser named on the cover page of this report. Primary research was conducted by Anita Heriot. Information obtained by appraiser through reputable standard industry resources is assumed to be reliable, but is not guaranteed by this appraiser or their firm. The owner provided the appraiser with verbal information regarding provenance of the articles listed herein. The appraiser is not responsible for the accuracy of this information.

The appraiser is not required to give testimony, be present in any court of law, or appear before any commission or board by reason of this appraisal, unless prior arrangements have been made with the appraiser. Should this report be challenged in anyway, not limited to litigation, it is understood that the appraiser is prepared to defend their appraisal, if required. Courtroom testimony, mediation proceedings, and the necessary preparation are considered to be separate assignments and will be billed at our then current normal hourly rate plus expenses as required.

The appraiser and their firm are not responsible for and against any actions, claims, liabilities, or expenses (including reasonable attorney's fees) incurred as a result of claims based on or arising from the appraisal, by third parties unrelated to the immediate purpose of this appraisal.

Possession of this report, or copy thereof, does not include the right of publication without the written consent of the appraiser. This report in its entirety, or any part thereof, including the identity of the appraiser or their firm, shall not be made public through advertising, public relations, news releases, sales, or other distributive or information media without the written consent of the appraiser.

Copies of this appraisal and notes pertaining to the appraisal, written and electronic, will be kept in the offices of Pall Mall, Inc., for a minimal period of five (5) years after the date of issue or two (2) years after final disposition of any judicial proceedings involving the appraiser, whichever period expires last. Pall Mall, Inc. will make every effort to store the clients' records in a safe and secure environment. However, the firm is not responsible for acts of war, terrorism, or other such unexpected catastrophes that may affect the safekeeping of this report.

All matters treating the duties, responsibilities, and liabilities of the appraiser are in accord with the Valuation Standards and Professional Practices as outlined by the Appraisal Foundation in the 2020-2021 Uniform Standards of Professional Appraisal Practice and the Code of Ethics of the Appraisers Association of America.

Unless expressly stated, the condition of the items is assumed to be good. Functional obsolescence (damage as to render the item unusable for its essential purpose) or Economic obsolescence (lack of demand) of appraised items will only be noted if applicable.

APPRAISAL TERMINOLOGY & DEFINITIONS

Prepared by the Appraisers Association of America, Inc.

ACTUAL CASH VALUE (ACV): This term refers to Market Value and is generally synonymous with payment restricted to cash. Some insurance policies also define ACA as the replacement cost minus any depreciation.

APPRAISAL REPORT: This is the actual document in which the opinion of value is stated. Appraisal reports can be written, which is always preferable, or oral. Both, according to USPAP, are subject to specific development and reporting requirements.

APPROPRIATE MARKET: The venue in which the appraiser determines an object can be sold most easily and at the highest price. Frequently in the case of personal property, where comparables are scarce, the most appropriate market can be a combination of auction sales and private gallery sales.

ASSUMPTIONS AND LIMITING CONDITONS OF THE APPRAISAL: This is a listing in the appraisal document of those elements detailing the parameters of the appraisal document, the responsibilities of the appraiser and the information and procedures for which the appraiser does not assume responsibility. It is generally appropriate for the appraiser to explain why he/she has chosen to exclude specific elements as part of the description of limiting conditions. According to USPAP, the appraiser is required to identify and explain the circumstances and appropriateness of any assumptions, extraordinary assumptions, hypothetical and limiting condition that have been used in an appraisal assignment.

BOUGHT IN: This occurs at auction when an object does not meet its reserve price and fails to sell.

BUYER'S PREMIUM: The percentage of the bid or "hammer" price paid by the buyer to the auction house when purchasing an item. The fee usually ranges between 5 and 25% and varies between auction houses.

COMPARABLES: Finding similar and like objects to the one being appraised is the most commonly applied approach to evaluation. An examination and analysis of the sales figures for similar works or comparable objects allows the appraiser to arrive at the appropriate appraised value for the one under consideration. These figures are mandatory for most donation appraisals and may be provided by the appraiser in other situations when the appraiser judges them to be necessary.

EQUITABLE DISTRIBUTION: A division of assets in which two or more persons or businesses, each having a share, agree to a method of distribution, or rely upon a third party or court to make such decision.

FAIR MARKET VALUE (FMV): FMV is usually for IRS purposes and is defined by IRS Section 1.170 and 20.2031 (b) as "the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." According to Technical Advisory Memorandum 9235005 (May 27, 1992), fair market value should include the buyer's premium. IRS Section 20.2031 (b) continues "the fair market value of an item of property includible in the decedents' gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly appropriate. Thus. in the case of an item of property includible in the decedent's gross estate which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A –13) (3) (1988) it should be noted that the IRS has changed the definition slightly in various sections of the Revenue Code and other printed literature. In addition, Pamphlet

561 has also added the following to the definition: "If you put a restriction on the use of property you donate, the FMV must reflect that restriction.

FORCED LIQUIDATION VALUE (FLV): This is the lowest range "NET" value, usually for a quick and forced sale purpose. It is defined as "the most probable price in terms of cash, or other precisely revealed terms, for which the property would change hands if sold immediately, without regard to the relevant market place.

HAMMER PRICE: The actual bid price at auction as the hammer falls and does not include the buyer's premium.

HYPOTHETICAL APPRAISAL: A type of appraisal done when the item is no longer in the possession of the owner due to loss. When the appraiser cannot examine the object or is only given photographs of the non-existent object that the appraiser states that the appraisal is hypothetical or written on the basis of the information supplied usually by the client. The appraiser's report is based upon a supposed situation or group of assumptions.

HYPOTHETICAL CONDITIONS: According to USPAP, the definition of a hypothetical condition is that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal or economic characteristics of the subject property or about conditions external to the property such as market conditions or trends or about the integrity of data used in an analysis. Appraisals of damaged objects or appraisals done from a photograph used hypothetical conditions. A hypothetical condition may be used in an assignment only if 1) the use of the hypothetical condition is clearly required for legal purposes, for purposes of reasonable analysis or for purposes of comparison; 2) the use of the hypothetical condition results in a credible analysis and 3) the appraiser complies with the disclosure requirements set forth in USPAP for hypothetical conditions.

INHERENT VICE: Extreme conditions of temperature, light and humidity contribute to an object deteriorating or destroying itself. The resulting loss of value is caused by the inherent nature of the object rather than the result of an external cause or a casualty.

LIQUIDATION VALUE: This value is based on the price realized in a sale situation under moderately forced or limiting conditions and under time constraints. This action may be initiated by the owner or a crediting institution. It is implicit in this definition that Liquidation Value will generally be lower than other types of valuation.

LOSS OF VALUE: The difference in value between the value of the property prior to damage and the value of the property after that damage has been repaired.

MARKETABLE CASH VALUE (MCV): This is a net value usually for equitable distribution, resale or estate planning purposes. The value realized, net of expenses, by a willing seller disposing of property in a competitive and open market to a willing buyer, both being reasonably knowledgeable of all relevant facts, and neither being under constraint to buy or sell. Marketable cash value takes into consideration insurance, dealer commissions, advertising, travel and shipping expenses that may be involved in the sale. Implicit in this definition is that a sale takes place within an agreed upon time period with a specified method of payment and that the sale take place in the best available marketplace and that sufficient time is allowed to advertise the property properly. This term is usually for equitable distribution, when tangible property may be exchanged for cash or other financial arrangements or resale or estate planning purposes.

ORDERLY LIQUDIATION VALUE (OLV): This term, a lower range net value usually for quick sales purposes, is defined as the most probably price in terms of cash or other precisely revealed terms for which the property would change hands under required and limiting conditions in an orderly manner and generally advertised and with knowledgeable buyers advised.

PRIMARY MARKET: The primary market is one created either by the maker or agent of the maker when an object is sold for the first time, usually in galleries or stores. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of having participated in the creation or initial sale of the object. In the instance of multiples, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

QUALIFIED APPRAISER: A definition, codified by the IRS, encompassing any appraiser, not disqualified by the IRS, who states themselves to be qualified to appraise the property in question.

RETAIL REPLACEMENT VALUE (RRV): This is the highest value, usually for insurance purposes and is defined as the highest amount in terms of US dollars that would be required to replace a property with another of similar age, quality, origin, appearance, provenance and condition within a reasonable length of time in an appropriate and relevant market. When applicable, sales and or import tax, commissions and or premiums are included in this amount.

RETAIL VALUE: Used to establish a price guideline for retail pricing, the appraised retail value is derived from retail replacement value. It is defined as a reasonable amount in terms of US dollars that would be required to purchase a property of similar age, quality, origin, appearance, provenance and condition with a reasonable length of time in an appropriate and relevant market. Unlike retail replacement value, retail values do not include any fees or additional costs such as taxes, framing, conservation, restoration and additional commissions.

SECONDARY MARKET: Refers to the marketplace where a used object is bought and sold. Once an item is no longer available from the original source, it is considered a secondary market item and usually refers to the auction market and is in no way associated with the value or the condition of the object. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of them having participated in the creation or initial sale of the object, usually through auction but can also be in galleries. In the instance of multiplies, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

SELLER'S PREMIUM: The percentage of the bid or "hammer" price paid by the seller to the auction when selling an item. The fee ranges from nothing to 35% and may be negotiable, which is most commonly non-disclosed to the public.